Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Huttig Building Products, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-130525) on Form S-3 of Huttig Building Products, Inc. and subsidiary (the Company) of our report dated February 23, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of the Company.

/s/ KPMG LLP

St. Louis, Missouri

November 20, 2012